Exhibit 10.1

NEWFIELD EXPLORATION COMPANY
2010 EMPLOYEE STOCK PURCHASE PLAN

Amendment No. 1

This Amendment No. 1 (this “Amendment”) to the Newfield Exploration Company 2010 Employee Stock Purchase Plan (the “Plan”) is made by the Compensation & Management Development Committee (the “Committee”) of the Board of Directors of Newfield Exploration Company (the “Company”), as follows:

WHEREAS, the Company sponsors the Plan for the benefit of its eligible employees;

WHEREAS, pursuant to Section 10.2 of the Plan, the Committee may amend the Plan at any time; and

WHEREAS, the Committee desires to amend the Plan to increase the maximum number of shares a participant may purchase during an offering period.

NOW, THEREFORE, pursuant to the Plan, the Committee hereby amends the Plan as follows:

1. Share Limitation.  The last sentence of Section 4.4 of the Plan shall be deleted in its entirety and replaced with the following:

“Notwithstanding any other provision of the Plan, unless the Administrative Committee, with the advance approval of the Compensation & Management Development Committee, determines otherwise with respect to an Offering the maximum number of shares of Common Stock that that a Participant shall be permitted to purchase during an Offering Period is 1,000 shares.”

2.           Effect on Plan.  Except as otherwise set forth in this Amendment No. 1, the Plan shall remain in full force and effect.

3.           Effective Date of this Amendment.  This Amendment shall become effective as of February 5, 2014.

IN WITNESS WHEREOF, the Committee, by its duly authorized member, has executed this  Amendment No. 1 on this 5th day of February, 2014.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE:

By:           /s/ John R. Kemp, III
John R. Kemp III
Chair of the Committee